UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2013

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-32871	27-0000798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA 19103
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (215) 286-1700

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 19, 2013, we completed our acquisition of the 49% common equity interest in NBCUniversal, LLC (“NBCUniversal Holdings”) held by General Electric Company (“GE”) for approximately $16.7 billion.

The consideration consisted of approximately $10.0 billion in cash on hand (approximately $3.2 billion of which came from NBCUniversal Media, LLC (“NBCUniversal”)); approximately $725 million of 5.25% cumulative preferred stock (the “Enterprise Preferred Stock”) issued by NBCUniversal Enterprise, Inc. (formerly known as Navy Holdings, Inc.) (“NBCUniversal Enterprise”), a holding company whose principal assets are its interests in NBCUniversal Holdings; $4.0 billion of senior unsecured debt securities (the “Enterprise Notes”) issued by NBCUniversal Enterprise, as further described under Item 2.03 below; $750 million of cash funded through our commercial paper program; and $1.25 billion of cash funded through NBCUniversal Enterprise’s $1.35 billion credit facility, which was amended on March 19, 2013 as further described under Item 2.03 below.

We now control NBCUniversal Enterprise and own all of NBCUniversal Enterprise’s capital stock other than the Enterprise Preferred Stock, and we will consolidate NBCUniversal Enterprise in our financial statement reporting.  A subsidiary of GE received all of the Enterprise Preferred Stock but has agreed to sell it in a private placement to unaffiliated third parties.  NBCUniversal Enterprise owns 4% of the common units and all of the preferred units of NBCUniversal Holdings, and we own the remaining 96% of the common units of NBCUniversal Holdings indirectly through subsidiaries other than NBCUniversal Enterprise.  NBCUniversal Holdings, in turn, owns 100% of the equity of NBCUniversal.

The Enterprise Preferred Stock consists of 724,700 shares with a liquidation preference of $1,000 per share.  Holders of the Enterprise Preferred Stock are entitled to quarterly cash dividends at a rate of 5.25% per annum on the liquidation preference.  Holders of the Enterprise Preferred Stock will have a put right with respect to all (but not less than all) of that holder’s shares during thirty-day windows commencing on March 19, 2020 and on each third anniversary of March 19, 2020 thereafter, and NBCUniversal Enterprise will have a call right with respect to all or any portion of the Enterprise Preferred Stock during thirty-day windows commencing on March 19, 2021 and on each third anniversary of March 19, 2021 thereafter.  The redemption price to be paid by NBCUniversal Enterprise in any such put or call transaction will be equal to the liquidation preference plus accrued but unpaid dividends to, but excluding, the redemption date.

NBCUniversal Enterprise’s board of directors will consist of four directors, three of whom are elected by us (through our wholly owned subsidiaries), as the holder of all of the common stock of NBCUniversal Enterprise, and one of whom is elected by the holders of the Enterprise Preferred Stock.  If NBCUniversal Enterprise does not pay dividends on the Enterprise Preferred Stock for six consecutive quarters, then, for so long as any of such six dividends remain unpaid, NBCUniversal Enterprise’s board of directors will be increased to five directors and the holders of the Enterprise Preferred Stock will be entitled to elect the additional director.

Also on March 19, 2013, a subsidiary of NBCUniversal purchased from an affiliate of GE certain properties occupied by NBCUniversal at 30 Rockefeller Plaza, New York, New York.  NBCUniversal’s previously announced purchase of CNBC’s headquarters in Englewood Cliffs, New Jersey was completed on February 28, 2013.  The aggregate purchase price for these transactions was approximately $1.4 billion.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The Enterprise Notes and the credit facility of NBCUniversal Enterprise described in this Item 2.03 are guaranteed by us and by our existing cable holding company guarantors (Comcast Cable Communications, LLC, Comcast MO Group, Inc., Comcast Cable Holdings, LLC and Comcast MO of Delaware, LLC).  NBCUniversal Enterprise will pay us an annual guarantee fee, initially 1.25% of the average aggregate principal amount of indebtedness outstanding under the Enterprise Notes and the NBCUniversal Enterprise credit facility.

Enterprise Notes

The Enterprise Notes include a combination of fixed and floating rate notes that mature on various dates prior to March 19, 2020.  Interest on the floating rate notes is based on three-month USD LIBOR plus an applicable borrowing margin.  NBCUniversal Enterprise is not permitted to redeem the floating rate notes before their maturity date.  The fixed rate notes are redeemable by NBCUniversal Enterprise, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the date of redemption on a semi-annual basis at the rate determined by reference to a U.S. Treasury security having a maturity comparable to the remaining term of the notes to be redeemed plus a spread.  Initially, the Enterprise Notes will have a weighted average interest rate of 1.51%.

Credit Facility

On March 19, 2013, NBCUniversal and NBCUniversal Enterprise entered into an Amended and Restated Credit Agreement that, among other things, substituted NBCUniversal Enterprise for NBCUniversal as the sole borrower and revised the borrowing capacity of the facility to $1.35 billion, the term of the facility to March 2018 and the interest rate on borrowings.  The interest rate on the credit facility consists of a base rate plus a borrowing margin that is determined based on our credit rating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: March 19, 2013	By:	/s/ Arthur R. Block
		Name:	Arthur R. Block
		Title:	Senior Vice President, General Counsel and Secretary